Exhibit 23.1
CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
FOR
LEAF EQUIPMENT FINANCE FUND 4, L.P.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 31, 2009, with respect to the consolidated financial statements of LEAF Equipment Finance Fund 4, L.P. as of December 31, 2008 and for the period from September 16, 2008 (Commencement of Operations) through December 31, 2008 which is included in this Cumulative Supplement No. 2 to the Post-effective Amendment No. 1 to the Registration Statement and Prospectus on Form S-1 (File No. 333-149881). We consent to the use of the aforementioned report in this Registration Statement and Prospectus.
/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
May 12, 2009